Exhibit 99.1

Contacts:   Rob Stewart
Investor Relations
Tel (949) 480-8300
Fax (949) 480-8301

FOR RELEASE
February 3, 2010

Acacia Research Subsidiary Receives Final Judgment of $12.4 Million
in Patent Infringement Case Against Yahoo! Inc.

NEWPORT BEACH, Calif. – (BUSINESS WIRE) – February 3, 2010 – Acacia Research Corporation’s (Nasdaq: ACTG) subsidiary, Creative Internet Advertising Corporation, received a $12.4 million final judgment stemming from its May 15th, 2009 trial verdict and corresponding $6.6 million damages award in its patent lawsuit with Yahoo! Inc.

In the final judgment, signed on February 1st, 2010, the District Court for the Eastern District of Texas awarded enhanced damages for willful infringement of $4.5 million.  The District Court also awarded prejudgment interest of $1.1 million as well as supplemental damages bringing the total award to approximately $12.4 million.

In addition, the District Court’s final judgment awarded a post-verdict ongoing royalty rate of 23% for all of Yahoo’s IMVironments sales.  On May 15th, 2009, a federal court jury decided that Yahoo! Inc.’s messenger program with IMVironments infringes United States Patent Number 6,205,432 both literally and under the Doctrine of Equivalents.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries develop, acquire, and license patented technologies.  Acacia Research’s subsidiaries control over 140 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.